Exhibit 4.72

Termination Agreement

This Agreement is executed on 25 October 2005 by and among:

Party A: Heng Dong Wei Xin (Beijing) Technology CoL, Ltd.

Registered Address: Room C-604, No.18, Xi Huan Street (S), Beijing Economic-Technological Area, Beijing

Party B: Startone (Beijing) Information Technology Co., Ltd.

Address: Room C-602, No.18, Xi Huan Nan Street, Beijing Economic-Technological Development Area, Beijing

Party C: Liu Binghai

Address: Room 302, Unit 2, Building 4, An Zhen Xi Lane, Chaoyang District, Beijing

Party D: Pu Dongwan

Address: 1101#, Unit 3 Building 9, Wan Liu Xing Biao Homestead, Haidian District, Beijing

Whereas:

1.	Party A, Party B, Party C and Party D reached a Business Operations Agreement (hereinafter referred to as the Business Operations Agreement) on 19 November 2004.

2.	Party A, Party B, Party C and Party D wish to terminate the said Business Operations Agreement.

Now therefore, the Parties agree as follows:

1.	Party A, Party B, Party C and Party D agree to terminate the Business Operations Agreement which shall automatically become invalid upon the effective date of this Agreement.

2.	Upon the date when the Business Operations Agreement becomes invalid, the rights and obligations of Party A, Party B, Party C and Party D under the Business Operations Agreement shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in four copies, each held by one Party.

Party A: Heng Dong Wei Xin (Beijing) Technology Company Limited

Authorized Representative:	/s/ Liu Binghai

Party B: Startone (Beijing) Information Technology Co., Ltd.

Authorized Representative:	/s/ Liu Binghai

Party C: Liu Binghai

Signature:	/s/ Liu Binghai

Party D: Pu Dongwan

Signature:	/s/ Pu Dongwan

2